Exhibit 99.1

Ryerson Reports Second Quarter 2024 Results

Quarterly business highlights include ramp-up of operations at University Park, IL service center, expansion and modernization of the Shelbyville, KY service center, and progress on cost savings across the network

CHICAGO – July 30, 2024 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the second quarter ended June 30, 2024.

Highlights:

•
Delivered Net Income attributable to Ryerson Holding Corporation of $9.9 million and Adjusted EBITDA1, excluding LIFO of $42.6 million
•
Earned diluted EPS2 of $0.29 on $1.23 billion of revenue from 508,000 tons shipped and average selling price of $2,412 per ton
•
Reduced operating expenses3 by $17.8 million, compared to the first quarter of 2024, as part of previously announced cost reductions. Annualized cost reduction expectations updated to savings of approximately $60 million from previously announced $40 million
•
Reduced inventory by $107.1 million on a FIFO cost basis4, compared to the first quarter of 2024
•
Returned $20.4 million to shareholders during the quarter, comprised of $14.0 million in share repurchases and $6.4 million in dividends
•
Ended the quarter with debt of $525 million and net debt5 of $497 million as of June 30, 2024, compared to $497 million and $455 million, respectively, on March 31, 2024
•
Increased share repurchase authorization by $50 million and extended maturity of authorization to April 2026
•
Announced third quarter 2024 dividend of $0.1875 per share

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q2 2024	Q1 2024	Q2 2023	QoQ	YoY	1H 2024	1H 2023	YoY

Revenue	$1,225.5	$1,239.2	$1,343.5	(1.1)%	(8.8)%	$2,464.7	$2,749.6	(10.4)%
Tons shipped	508	497	496	2.2%	2.4%	1,005	1,015	(1.0)%
Average selling price/ton	$2,412	$2,493	$2,709	(3.2)%	(11.0)%	$2,452	$2,709	(9.5)%
Gross margin	18.2%	17.6%	19.4%	60 bps	-120 bps	17.9%	19.1%	-120 bps
Gross margin, excl. LIFO	17.4%	17.6%	18.7%	-20 bps	-130 bps	17.5%	18.9%	-140 bps
Warehousing, delivery, selling, general, and administrative expenses	$199.0	$216.8	$202.6	(8.2)%	(1.8)%	$415.8	$396.8	4.8%
As a percentage of revenue	16.2%	17.5%	15.1%	-130 bps	110 bps	16.9%	14.4%	250 bps
Net income (loss) attributable to Ryerson Holding Corporation	$9.9	$(7.6)	$37.6	230.3%	(73.7)%	$2.3	$84.9	(97.3)%
Diluted earnings (loss) per share	$0.29	$(0.22)	$1.06	$0.51	$(0.77)	$0.07	$2.33	$(2.26)
Adjusted diluted earnings (loss) per share	$0.33	$(0.18)	$1.06	$0.51	$(0.73)	$0.14	$2.33	$(2.19)
Adj. EBITDA, excl. LIFO	$42.6	$40.2	$70.1	6.0%	(39.2)%	$82.8	$160.2	(48.3)%
Adj. EBITDA, excl. LIFO margin	3.5%	3.2%	5.2%	30 bps	-170 bps	3.4%	5.8%	-240 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$525.4	$497.3	$396.1	5.7%	32.6%	$525.4	$396.1	32.6%
Cash and cash equivalents	$28.0	$41.9	$30.0	(33.2)%	(6.7)%	$28.0	$30.0	(6.7)%
Net debt	$497.4	$455.4	$366.1	9.2%	35.9%	$497.4	$366.1	35.9%
Net debt / LTM Adj. EBITDA, excl. LIFO	3.2x	2.5x	1.4x	0.7x	1.8x	3.2x	1.4x	1.8x
Cash conversion cycle (days)	77.6	75.6	76.1	2.0	1.5	76.5	77.2	(0.7)
Net cash provided by (used in) operating activities	$25.9	$(47.8)	$115.3	$73.7	$(89.4)	$(21.9)	$195.7	$(217.6)

Management Commentary

Eddie Lehner, Ryerson’s President, Chief Executive Officer, and Director, said, “I want to thank all of my Ryerson teammates for striving to create a better Ryerson that delivers the industry’s best customer experience safely, enjoyably, and productively. Over the second quarter we managed through a compressed pricing and declining industry demand environment that intensified in late-May through the end of the quarter marked by a continued slowdown in various industrial manufacturing and consumer end-markets as well as notable declines in aluminum, nickel, and carbon steel commodity indexes. Despite these challenges, our overall business performance improved as we saw an increase in tons sold, reduced variable and structural expenses, reduced our inventory levels, and returned to generating operating cash flow and free cash flow. We did this while transitioning to an optimization phase as we complete a record three-year investment cycle, highlighted this quarter by the start-up of our state-of-the-art 900,000 square foot University Park, IL service center, ongoing assimilation of the ERP-conversion in our southern network of service centers, our launch of Ryerson’s redesigned e-commerce platform at www.ryerson.com, as well as nearing the final stage of equipment installation for our Shelbyville, KY processing center modernization and expansion that is slated to start-up in the first quarter of 2025. During the quarter, we grew our book value per share, repurchased 647,330 shares of Ryerson common stock, and paid a quarterly dividend of $0.1875. For the remainder of 2024, we are targeting approximately $60 million in annualized cost savings, updated from our previous $40 million target, primarily through the realization of greater efficiencies within our network. As we navigate through the second half of 2024, Ryerson is planning, preparing, and executing on the strategic growth plan for our business through the optimization of our operating model despite the persistence of what has turned out to be an extended industry counter-cycle. Looking at the bigger picture, it has been just about ten-years since Ryerson closed its Initial Public Offering (“IPO”) on August 13, 2014. I would kindly ask interested stakeholders to view the first page of this quarter’s investor presentation deck. When we stack up all the days since our IPO and look at all we have accomplished over the past ten years, it is an important reminder that there is no sustainable progress without some pain and discomfort. As I look at the strength of our company, the significant investments made to our next-gen operating model, the value of our assets, and the culture of our people and organization, I couldn’t be more optimistic about the next ten years.”

Announcement – Ryerson’s Chief Operating Officer, Mike Burbach to retire at year-end of 2024

After more than 40 years of driving excellence, Mike Burbach will retire from his position as Chief Operating Officer (“COO”), effective December 31, 2024. Mike has served as COO since April 2, 2021, and has been pivotal to the company’s operational and financial success. Eddie Lehner, Ryerson’s President, Chief Executive Officer, and Director, said, “Mike has been a tremendous asset to our organization and will be missed by all those who know him and have had the pleasure to work him throughout his remarkable career – he is truly a pillar of the metals service industry and is well respected not just within Ryerson, but the entire industry. He has always been a steady hand and partner at the till, helping navigate the ebbs, flows, highs, and lows of this dynamic industry.” Mr. Lehner continued, “Mike has been a mentor, leader, partner, role model, friend, and Ryerson “All-Time Great.” I am delighted that Mike is spending some more time with us in transition, and I wish Mike, Anne, and their 5 grandkids the best of everything in retirement!”

Second Quarter Results

Ryerson generated net sales of $1.23 billion in the second quarter of 2024, a decrease of 1.1%, compared to the first quarter of 2024. Revenue performance during the quarter benefitted from seasonal volume demand which increased 2.2%, but was offset by average selling prices decreasing 3.2%, which was below our guidance expectations.

Gross margin expanded sequentially by 60 basis points to 18.2% in the second quarter of 2024, compared to 17.6% in the first quarter of 2024, primarily driven by $10 million in LIFO income recorded in the second quarter of 2024 compared to LIFO expense of $1 million recorded in the first quarter of 2024. Due to a decline in metals futures prices, in the second quarter of 2024, LIFO income of $10 million was greater than our guidance expectations of a LIFO expense of $1 million. Excluding the impact of LIFO, gross margin contracted 20 basis points to 17.4% in the second quarter of 2024, compared to 17.6% in the first quarter. Gross margins for our product mix experienced compression in the second quarter of 2024 due to average selling prices for our carbon, aluminum, and stainless-steel products declining at a greater rate than our costs of goods sold.

Warehousing, delivery, selling, general and administrative expenses decreased 8.2%, or $17.8 million, to $199.0 million in the second quarter of 2024, compared to $216.8 million in the first quarter of 2024. Decreases in expenses were strongest in personnel-related expenses, operating expenses, and the reduction in start-up costs related to our University Park, IL service center, as well as a reduction in the costs related to our network ERP integration.

Net Income Attributable to Ryerson Holding Corporation for the second quarter of 2024 was $9.9 million, or $0.29 per diluted share, compared to a net loss of $7.6 million, or $0.22 per diluted share in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO, of $42.6 million in the second quarter of 2024, compared to the first quarter of 2024 Adjusted EBITDA, excluding LIFO of $40.2 million.

Liquidity & Debt Management

Ryerson generated $25.9 million of operating cash flow in the second quarter of 2024 due to net income of $10.3 million. The Company ended the second quarter of 2024 with $525 million of debt and $497 million of net debt, sequential increases of $28 million and $42 million, respectively, compared to the first quarter of 2024. Ryerson’s net leverage ratio as of the second quarter of 2024 was 3.2x, above the Company’s target leverage range of 0.5x – 2.0x, but still well below Ryerson’s prior 10-year average. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, decreased to $585 million as of June 30, 2024, compared to $684 million as of March 31, 2024.

Shareholder Return Activity

Dividends. On July 30, 2024, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on September 19, 2024, to stockholders of record as of September 5, 2024, unchanged from the prior quarter. During the second quarter of 2024, Ryerson paid a quarterly dividend of $0.1875 per share, amounting to a cash return of approximately $6.4 million.

Share Repurchases and Authorization. Ryerson repurchased 647,330 shares for $14.0 million in the open market during the second quarter of 2024. Ryerson made these repurchases in accordance with its share repurchase authorization, which allows the Company to acquire up to an aggregate amount of $100.0 million of the Company’s common stock through April of 2025. As of June 30, 2024, $24.3 million of the $100.0 million remained under the existing authorization. On July 30, 2024, the Board of Directors approved a $50 million increase to the Company’s share repurchase authorization and extended the authorization to April 2026.

Outlook Commentary

For the third quarter of 2024, Ryerson expects customer shipments to decrease 2% to 4%, quarter-over-quarter. The Company anticipates third-quarter net sales to be in the range of $1.12 billion to $1.16 billion, with average selling prices decreasing 3% to 5%. LIFO income in the third quarter of 2024 is expected to be $12 million. We expect adjusted EBITDA, excluding LIFO in the range of $21 million to $25 million and earnings per diluted share in the range of $0.01 to $0.10.

Second Quarter 2024 Major Product Metrics
	Net Sales (millions)
	Q2 2024	Q1 2024	Q2 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	$656	$645	$683	1.7%	(4.0)%
Aluminum	$273	$276	$297	(1.1)%	(8.1)%
Stainless Steel	$277	$297	$338	(6.7)%	(18.0)%

	Tons Shipped (thousands)
	Q2 2024	Q1 2024	Q2 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	395	385	384	2.6%	2.9%
Aluminum	52	50	51	4.0%	2.0%
Stainless Steel	58	61	59	(4.9)%	(1.7)%

	Average Selling Prices (per ton)
	Q2 2024	Q1 2024	Q2 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,661	$1,675	$1,779	(0.9)%	(6.6)%
Aluminum	$5,250	$5,520	$5,824	(4.9)%	(9.8)%
Stainless Steel	$4,776	$4,869	$5,729	(1.9)%	(16.6)%

First Half 2024 Major Product Metrics
	Net Sales (millions)
	2024	2023	Year-over-year

Carbon Steel	$1,301	$1,375	(5.4)%
Aluminum	$549	$607	(9.6)%
Stainless Steel	$574	$716	(19.8)%

	Tons Shipped (thousands)
	2024	2023	Year-over-year

Carbon Steel	780	786	(0.8)%
Aluminum	102	103	(1.0)%
Stainless Steel	119	122	(2.5)%

	Average Selling Prices (per ton)
	2024	2023	Year-over-year

Carbon Steel	$1,668	$1,749	(4.7)%
Aluminum	$5,382	$5,893	(8.7)%
Stainless Steel	$4,824	$5,869	(17.8)%

Earnings Call Information

Ryerson will host a conference call to discuss second quarter 2024 financial results for the period ended June 30, 2024, on Wednesday, July 31, 2024, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,400 employees and over 110 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2 Diluted EPS is Diluted earnings per share

3Operating expenses are Warehousing, delivery, selling, general, and administrative expenses

4FIFO cost basis is inventory cost excluding LIFO

5Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the influence of a single investor group over our policies and procedures; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our most recent our annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2024		2023	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2024	2023

NET SALES	$1,225.5	$1,239.2	$1,343.5	$2,464.7	$2,749.6
Cost of materials sold	1,002.0	1,021.6	1,082.6	2,023.6	2,224.5
Gross profit	223.5	217.6	260.9	441.1	525.1
Warehousing, delivery, selling, general, and administrative	199.0	216.8	202.6	415.8	396.8
Restructuring and other charges	1.7	—	—	1.7	—
OPERATING PROFIT	22.8	0.8	58.3	23.6	128.3
Other income and (expense), net	1.8	(0.2)	(0.3)	1.6	(0.4)
Interest and other expense on debt	(11.3)	(10.1)	(8.3)	(21.4)	(15.9)
INCOME (LOSS) BEFORE INCOME TAXES	13.3	(9.5)	49.7	3.8	112.0
Provision (benefit) for income taxes	3.0	(2.1)	12.1	0.9	26.9
NET INCOME (LOSS)	10.3	(7.4)	37.6	2.9	85.1
Less: Net income attributable to noncontrolling interest	0.4	0.2	—	0.6	0.2
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$9.9	$(7.6)	$37.6	$2.3	$84.9
EARNINGS (LOSS) PER SHARE
Basic	$0.29	$(0.22)	$1.07	$0.07	$2.38
Diluted	$0.29	$(0.22)	$1.06	$0.07	$2.33
Shares outstanding - basic	34.2	34.0	35.0	34.1	35.7
Shares outstanding - diluted	34.4	34.0	35.5	34.6	36.3

Dividends declared per share	$0.1875	$0.1875	$0.180	$0.375	$0.350

Supplemental Data :
Tons shipped (000)	508	497	496	1,005	1,015
Shipping days	64	64	64	128	128
Average selling price/ton	$2,412	$2,493	$2,709	$2,452	$2,709
Gross profit/ton	440	438	526	439	517
Operating profit/ton	45	2	118	23	126
LIFO expense (income) per ton	(20)	2	(18)	(9)	(5)
LIFO expense (income)	(10.0)	1.0	(9.0)	(9.0)	(5.0)
Depreciation and amortization expense	18.0	17.4	15.1	35.4	28.8
Cash flow provided by (used in) operating activities	25.9	(47.8)	115.3	(21.9)	195.7
Capital expenditures	(22.7)	(21.8)	(46.3)	(44.5)	(74.1)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Third Quarter 2024 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	June 30,	December 31,
	2024	2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$28.0	$54.3
Restricted cash	1.2	1.1
Receivables, less provisions of $3.2 at June 30, 2024 and $1.7 at December 31, 2023	529.0	467.7
Inventories	744.1	782.5
Prepaid expenses and other current assets	86.8	77.8
Total current assets	1,389.1	1,383.4
Property, plant, and equipment, at cost	1,098.8	1,071.5
Less: accumulated depreciation	495.4	481.9
Property, plant, and equipment, net	603.4	589.6
Operating lease assets	351.9	349.4
Other intangible assets	68.7	73.7
Goodwill	161.0	157.8
Deferred charges and other assets	17.1	15.7
Total assets	$2,591.2	$2,569.6
Liabilities
Current liabilities:
Accounts payable	$439.3	$463.4
Salaries, wages, and commissions	38.8	51.9
Other accrued liabilities	69.3	75.9
Short-term debt	1.4	8.2
Current portion of operating lease liabilities	30.2	30.5
Current portion of deferred employee benefits	4.0	4.0
Total current liabilities	583.0	633.9
Long-term debt	524.0	428.3
Deferred employee benefits	102.8	106.7
Noncurrent operating lease liabilities	341.8	336.8
Deferred income taxes	139.3	135.5
Other noncurrent liabilities	13.9	13.9
Total liabilities	1,704.8	1,655.1
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,894,144 and 39,450,659 shares issued at June 30, 2024 and December 31, 2023, respectively	0.4	0.4
Capital in excess of par value	419.3	411.6
Retained earnings	802.6	813.2
Treasury stock, at cost - Common stock of 6,201,965 shares at June 30, 2024 and 5,413,434 shares at December 31, 2023	(198.1)	(179.3)
Accumulated other comprehensive loss	(146.3)	(140.0)
Total Ryerson Holding Corporation Stockholders' Equity	877.9	905.9
Noncontrolling interest	8.5	8.6
Total Equity	886.4	914.5
Total Liabilities and Stockholders' Equity	$2,591.2	$2,569.6

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2024		2023	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2024	2023

Net income (loss) attributable to Ryerson Holding Corporation	$9.9	$(7.6)	$37.6	$2.3	$84.9
Interest and other expense on debt	11.3	10.1	8.3	21.4	15.9
Provision (benefit) for income taxes	3.0	(2.1)	12.1	0.9	26.9
Depreciation and amortization expense	18.0	17.4	15.1	35.4	28.8
EBITDA	$42.2	$17.8	$73.1	$60.0	$156.5
Reorganization	12.7	20.1	4.9	32.8	6.7
Pension settlement loss	—	2.2	—	2.2	—
Benefit plan curtailment gain	—	(0.3)	—	(0.3)	—
Foreign currency transaction (gains) losses	(0.4)	(1.2)	1.3	(1.6)	1.2
Purchase consideration and other transaction costs (credits)	(1.1)	0.1	0.4	(1.0)	0.7
Other adjustments	(0.8)	0.5	(0.6)	(0.3)	0.1
Adjusted EBITDA	$52.6	$39.2	$79.1	$91.8	$165.2

Adjusted EBITDA	$52.6	$39.2	$79.1	$91.8	$165.2
LIFO expense (income)	(10.0)	1.0	(9.0)	(9.0)	(5.0)
Adjusted EBITDA, excluding LIFO expense (income)	$42.6	$40.2	$70.1	$82.8	$160.2

Net sales	$1,225.5	$1,239.2	$1,343.5	$2,464.7	$2,749.6

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	3.5%	3.2%	5.2%	3.4%	5.8%

Gross profit	$223.5	$217.6	$260.9	$441.1	$525.1

Gross margin	18.2%	17.6%	19.4%	17.9%	19.1%

Gross profit	$223.5	$217.6	$260.9	$441.1	$525.1
LIFO expense (income)	(10.0)	1.0	(9.0)	(9.0)	(5.0)
Gross profit, excluding LIFO expense (income)	$213.5	$218.6	$251.9	$432.1	$520.1

Gross margin, excluding LIFO expense (income)	17.4%	17.6%	18.7%	17.5%	18.9%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, pension settlement loss, benefit plan curtailment gain, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2024		2023	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2024	2023

Net income (loss) attributable to Ryerson Holding Corporation	$9.9	$(7.6)	$37.6	$2.3	$84.9

Restructuring and other charges	1.7	—	—	1.7	—
Pension settlement loss	—	2.2	—	2.2	—
Benefit plan curtailment gain	—	(0.3)	—	(0.3)	—
Benefit for income taxes	(0.4)	(0.5)	—	(0.9)	—

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$11.2	$(6.2)	$37.6	$5.0	$84.9

Adjusted diluted earnings (loss) per share	$0.33	$(0.18)	$1.06	$0.14	$2.33

Shares outstanding - diluted	34.4	34.0	35.5	34.6	36.3

Note: Adjusted net income (loss) and Adjusted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2024		2023	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2024	2023

Net cash provided by (used in) operating activities	$25.9	$(47.8)	$115.3	$(21.9)	$195.7
Capital expenditures	(22.7)	(21.8)	(46.3)	(44.5)	(74.1)
Proceeds from sales of property, plant, and equipment	0.1	1.4	0.1	1.5	0.1
Free cash flow	$3.3	$(68.2)	$69.1	$(64.9)	$121.7

Market capitalization	$657.0	$1,150.1	$1,491.8	$657.0	$1,491.8

Free cash flow yield	0.5%	(5.9%)	4.6%	(9.9%)	8.2%

Note: Market capitalization is calculated using June 30, 2024, March 31, 2024, and June 30, 2023 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Third Quarter 2024 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Third Quarter 2024
	Low	High
Net income attributable to Ryerson Holding Corporation	$-	$3

Diluted earnings per share	$0.01	$0.10

Interest and other expense on debt	10	10
Provision for income taxes	-	1
Depreciation and amortization expense	18	18
EBITDA	$28	$32
Adjustments	5	5
Adjusted EBITDA	$33	$37
LIFO income	(12)	(12)
Adjusted EBITDA, excluding LIFO	$21	$25

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.